Exhibit 10(j)6

ALLETE, INC.
Non-Employee Director Compensation
Effective January 1, 2023

Board Retainers (1) (2) Stock Cash	$110,000 $85,000
Committee Cash Retainers (1) (2) Audit Executive Compensation & Human Capital Corporate Governance & Nominating	$10,000 $10,000 $10,000
Chair Cash Retainers (1) (2) Audit Executive Compensation & Human Capital Corporate Governance & Nominating	$12,000 $7,500 $5,000

Lead Director (1) (2) (3) Board Stock Retainer Board Cash Retainer Lead Director Cash Retainer Committee Cash Retainers	$110,000 $85,000 $25,000 $30,000

(1) Cash and stock retainers may be deferred under the Director Compensation Deferral Plan II.
(2) Cash retainers may be elected to be received in ALLETE stock.
(3) In 2023, Lead Director pay was restructured to include committee cash retainers.